Exhibits 10.26

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) by and between David Ferm  (“Executive”) and PRIMEDIA Inc. (the “Company”), dated as of December 31, 2003 and executed on the date specified below (the date of execution by the Executive hereinafter referred to as the “Execution Date”).

RECITAL

Executive and Company desire to reach a mutual understanding and acceptance of the terms and conditions related to Executive’s cessation of employment with Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained it is hereby agreed as follows:

1.             Cessation of Employment.  Executive shall cease to be an employee of Company as of December 31, 2003 (“Separation Date”).

2.             Payments.  In consideration of Executive’s acceptance of this Agreement, on  the later of January 15, 2004 or the expiration of the Revocation Period, as hereinafter defined, (the “Payment Date”), Executive shall be entitled to receive and shall be paid the following payments by the Company in respect of giving up future employment.

(a) Salary.  $750,000, an amount equal to twelve (12) months’ base salary at Executive’s current rate of pay.

(b)  2003 Annual Bonus Payment.  $450,000 with respect to the Executive’s annual incentive award payable under PRIMEDIA’s annual incentive plan (the “Annual

Incentive Award”) (based on a target Annual Incentive Award equal to 65% of the Executive’s $750,000 base salary) in respect of PRIMEDIA’s fiscal year ending December 31, 2003 (the “Bonus Amount”), provided however in the event that the amount calculated as Executive’s actual Annual Incentive Award exceeds $450,000, such excess, if any, will be paid to the Executive when all other bonuses of senior executives of PRIMEDIA Magazines Inc. are paid.

(c) Additional Payment.  PRIMEDIA will pay to Executive a lump sum payment equal to $30,000, which amount represents payment in full of Executive’s earned special or milestone bonus for 2003.

3.  Accrued Rights.  Promptly following the Termination Date, PRIMEDIA will pay to Executive a lump sum payment equal to the sum of (i) any unpaid Base Salary accrued through the Separation Date, (ii) all accrued but unused vacation days, and (iii) the amount of any unreimbursed business expenses incurred by Executive in accordance with Company policy prior to the Separation Date.

4.  Tax Withholding.  All payments made under Sections 2 and 3 shall be treated as supplemental wage payments for purposes of federal, state and local tax withholding.  PRIMEDIA may withhold from any amounts payable under this Agreement the minimum amount of Federal, state and local income, employment and other taxes required to be withheld in respect of supplemental wage payments (which, as of the date hereof, was 25% of any such payment for federal tax purposes), provided however that with respect to payments under Sectioin 2 as such payments are payments in respect of Executive giving up future employment, no New York State withholdings shall be deducted.

5.  Attorneys Fees.  PRIMEDIA will pay to Paul, Hastings, or reimburse Executive, for all reasonable fees (including costs and expenses incurred thereby) of legal counsel for such counsel’s legal services provided to Executive in connection with the negotiation and settlement of the subject matter contained in this Agreement, within thirty (30) days after receipt of a bill for all such services.

6..  Stock Options.  With respect to the outstanding options to purchase shares of common stock of PRIMEDIA held by Executive as of the date hereof (the “Options”), notwithstanding the provisions of any of the option award agreements pursuant to which Executive was granted such options effective as of the Separation Date, all of the Options having a $1.85 exercise price that have not already vested as of the Separation Date shall vest and become fully exercisable.

7.  Other Employee Benefits.

(a)  Group Health Coverage.  Effective as of the Separation Date, PRIMEDIA shall continue to provide Executive and his eligible dependents with medical, dental and vision benefits pursuant to PRIMEDIA’s health and dental benefit program until the expiration of the eighteen month period commencing on the Separation Date.  Notwithstanding the foregoing, as a condition to receiving the benefits hereunder, Executive and his eligible dependents shall elect to receive group health benefit coverage from PRIMEDIA as permitted pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), which coverage shall begin on the Separation Date and run through the eighteen month period provided pursuant to COBRA.  Executive shall not be required to pay for such coverage.

(b)  Other Benefits.  If Executive is currently participating in the PRIMEDIA Thrift and Retirement Plan (the “PRIMEDIA Plan”), from and after the Separation Date,

Executive shall cease to be an active participant in the “PRIMEDIA Plan”.  The vested value of Executive’s account balance under the PRIMEDIA Plan will be paid to Executive by separate check issued by the Trustee of the PRIMEDIA Plan in accordance with the provisions of the Plan; provided, however, that if the vested value of Executive’s account balance under the PRIMEDIA Plan is greater than $5,000 (excluding rollover money in Executive’s account), Executive shall have the option to keep its vested balance in the Plan pursuant to the terms of the Plan.  It is understood that the release set forth in this Agreement shall not apply to any rights arising out of the computation or distribution of Executive’s account balance.

8.  Releases.

(a) Executive for Executive, Executive’s heirs, executors, administrators and assigns, hereby unconditionally releases, discharges and acquits Company, its subsidiaries, parents, and affiliates, and each of them, and their respective officers, directors, shareholders, partners, employees, agents and affiliates, and each of them (hereinafter collectively referred to as “Releasees”) from any and all debts, agreements, promises, liabilities, claims, damages, actions, causes of action, or demands of any kind or nature including without limitation all claims of wrongful discharge, breach of contract, intentional infliction of emotional distress, breach of alleged implied covenant of good faith and fair dealing, invasion of privacy, defamation, and age or sex discrimination, or discrimination based on any other ground, including but not limited to those arising under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, the Executive Retirement Income Security Act of 1974, the Fair Labor Standards Act, as amended, the Americans with

Disabilities Act and the Family and Medical Leave Act of 1993 and all other federal, state and local equal employment, fair employment, civil or human rights laws, codes and ordinances, regardless of whether such claims are past, present, or future, personal or representative, known or unknown, or arising out of any occurrence to date and expressly including but not limited to any liability arising out of or in connection with the employment of Executive by Company, or the termination hereof, and claims for attorneys’ fees and costs, and any and all forms of compensation, including without limitation any amounts payable under the Executive’s Employment Agreement dated February 22, 2000, as amended (the “Employment Agreement”), any incentive awards or bonuses, relating to such employment, other than as specifically set forth in this Agreement.

(b)  It is understood and agreed that the releases set forth in clause (a) above  are intended as and shall be deemed to be a full and complete release of any and all claims that Executive may have against the Company arising out of any occurrence arising on or before the date of this Agreement and said release is intended to cover and does cover any and all future damages not now known to Executive or which may later develop or be discovered, including all causes of action therefor and arising out of or in connection with any occurrence arising on or before the date of this Agreement.  For purposes of clarity, the release in the preceding paragraph is intended to include and does include (i) a release by Executive of any claims Executive may have that could be a part of the class action lawsuit Harrell v. PRIMEDIA Inc. et al, in the United States District Court, Central District of California, Case No. 01-07006 (the “Harrell Class Action”) and (ii) an irrevocable waiver of Executive’s right to participate as a class member in the Harrell Class Action.

(c).  By signing and returning this Agreement, Executive acknowledges that Executive:

(i)            has carefully read and fully understands the terms of this Agreement;

(ii)           is entering into this Agreement voluntarily and knowing that Executive is releasing claims that Executive has or believes Executive may have against Company;

(iii)          has hereby been advised by this Agreement that Executive has the right to consult with an attorney of Executive’s choosing prior to signing this Agreement; and

(iv)          is giving this release of claims in return for consideration to which Executive otherwise would not have been entitled, to wit, any compensation and benefit enhancements beyond those that Executive would otherwise be entitled to pursuant to the Company’s policies and practices.

(d)  Executive hereby covenants not to sue or bring any claim against Releasees and acknowledges and agrees that this general release may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, claim, suit or other proceeding which may be instituted, prosecuted or attempted in breach of this release.

9.  Non-Disparagement.  Executive promises not to make any statement, written or oral, directly or indirectly, which in any way disparages Company or any of its affiliates or their publications, or the employees, officers, directors or shareholders of any of them.  Executive promises to maintain this Agreement in strict confidence and to make no disclosure of the terms of this settlement to any third party, provided, however, that nothing herein contained shall prohibit

Executive from disclosing the terms of this Agreement as may be required by law.  Notwithstanding anything herein to the contrary, the foregoing shall in no way limit the effect of the release set forth above.

10,  The Company and Executive agree that the Agreement Not to Compete set forth in Section 8 (a) of the Employment Agreement is amended to read and provide as follows:

(a)          “Non-Compete, No Hire.  Through December 31, 2004:

(i) You (Executive) agree not to accept employment with, or provide services to, any person, firm or corporation that publishes magazines that compete with magazines published on the date hereof by PRIMEDIA Consumer Magazines and Media excluding New York Magazine.

(ii) You agree not to yourself or for and on behalf of any person, firm or corporation for which you provide services, solicit for employment or hire any employee employed by any of the Company’s businesses to which you rendered services during the term of your employment with the Company.”

11.  Company Property.  Except as specifically set forth in this Agreement to the contrary, Executive agrees to return all Company property in Executive’s possession to Company on or before the Separation Date.  Executive acknowledges receipt of the Notice on Conclusion of Employment, attached hereto as Exhibit “A”.  Executive understands and agrees that any disclosure in contravention of this Agreement or Notice on Conclusion of Employment may release Company from any obligations it may have to Executive under this Agreement.

12.  Indemnification.  Executive agrees to indemnify and hold harmless the Company from any claims made or assessed, including interest and penalties, by any Federal, state or local governmental agency or taxing authority which claim asserts, that the Company improperly withheld from the amounts payable to Executive under this Agreement.  Upon receipt of any such claim by the Company, the Company shall give Executive reasonable notice and an opportunity to defend such claim on behalf of the Company.  Unless Executive shall have satisfactorily paid, settled or gotten dismissed any such claim within 90 days of receipt of notice from the Company, the Company shall have the right to pay such claim in full and claim the amount so paid from Executive.

13.  Entire Agreement.  This Agreement sets forth the entire agreement between the parties regarding Executive’s separation from Company, supersedes any prior written, oral or implied agreement between the parties hereto regarding the subject matter hereof and may only be amended by a written agreement signed by the parties hereto.  Notwithstanding the foregoing, the provision of Section 8 of the Employment Agreement, as amended by this Agreement, shall remain in full force and effect.

14.  No Publicity.  Executive agrees and understands that neither the content nor the execution of this Agreement shall constitute or be construed as any implied or actual admission by Company of any liability to or of the validity of any claim by Executive that Executive is entitled to additional compensation or continued employment with the Company or that the Company engaged in any wrongdoing.

15.  Executive’s Determination.  Executive hereby represents and agrees that in entering into this Agreement, Executive has relied solely upon Executive’s own judgment, belief and knowledge and Executive’s own legal and other professional advisors and that no statement made by or on behalf of Company has in any way influenced Executive in such regard.

16.  No Claims Assigned.  Executive hereby represents and warrants to Company that Executive has not assigned any claim Executive may or might have against Company to any third party.

17.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

18.  Full Settlement.  It is agreed by each of the parties hereto that they have read the above and fully understand the terms of this Agreement which they voluntarily execute in good faith and deem to be a full and equitable settlement of this matter.

19.  Separability.  The provisions of this Separation and Release Agreement are severable.  If any provision of the Separation and Release Agreement is declared invalid or unenforceable, the ruling will not affect the validity and enforceability of any other provision of the Separation and Release Agreement.

20.  Review Right.  Executive may review and consider this Agreement for a period of up to forty-five (45) days from the date of this Agreement.  Executive agrees and understands that Executive’s failure to execute this Agreement and to return this signed document on or before forty-five (45) days after the date of this Agreement will release Company from any obligation to enter into this Agreement.

21.  Revocation.  Executive shall be entitled to revoke this Agreement within seven (7) days after Executive’s timely execution of same by delivering a written revocation to Company.  If Executive so revokes or if Executive fails to execute this document, this Agreement shall be null and void and of no force and effect and the provisions of the Employment Agreement shall control the Executive’s cessation of employment effective December 31, 2003.

Agreed and Accepted:

/s/ David Ferm	Dated: January 6, 2003
David Ferm

Agreed and Accepted for PRIMEDIA Inc.:

/s/ Beverly C. Chell	Dated: January 5, 2003
Name: Beverly C. Chell
Title: Vice Chairman

EXHIBIT “A”

NOTICE ON CONCLUSION OF EMPLOYMENT

In connection with the conclusion of employment with PRIMEDIA Inc. and/or its subsidiaries and affiliates (“Company”), each employee has an obligation to surrender and return to Company all mail, files, records, manuals, books, blank forms, tapes, discs, photographs, negatives, documents, letters, memoranda, notes, notebooks, materials, property, reports, data tables, calculations, information or copies thereof, which are the property of Company or which relate in any way to the business, products, practices or techniques of Company and all other property, trade secrets or confidential information of Company and any third parties with whom it deals, including but not limited to, all keys, passwords, combinations and documents which in any of these cases are in the employee’s possession or under the employee’s control.

The employee also has a continuing obligation to preserve as CONFIDENTIAL and refrain from using, trade secrets or confidential information concerning the business, products, practices or techniques of Company and any third parties with whom it deals, including but not limited to, manuscripts, photographs, techniques, systems, designs, research, processes, inventions, developments, proposals, plans, publications, computer programs, user manuals and documentation, products (whether or not copyrighted or copyrightable, or patented or patentable), marketing and merchandising methods, subscriber, circulation, customer or supplier lists, business, accounting and financial information of Company, that has been disclosed to or is known to the Executive by reason of employment by Company, and to refrain from acts or omissions that would reduce the value of such trade secrets and confidential information to Company.